UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

Shoe Pavilion, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23669	94-3289691
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13245 Riverside Drive, Suite 450
Sherman Oaks, California    91423
(Address of principal executive offices including zip code)

(818) 907 9975
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01    Changes in Registrant's Certifying Accountant

(a) On November 28, 2007, Deloitte & Touche LLP ("Deloitte & Touche") informed the Audit Committee of Shoe Pavilion, Inc. (the "Company") that Deloitte & Touche has declined to stand for reappointment as the Company's independent registered public accountants.

The reports of Deloitte & Touche on the Company's consolidated financial statements for the most recent two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as discussed in the following sentence. Deloitte & Touche's report on the December 30, 2006 consolidated financial statements included explanatory paragraphs related to the restatement of the Company's consolidated statements of cash flows for the years ended December 31, 2005 and January 1, 2005 and related to the adoption of Statement of Financial Standards No. 123(R), "Share-Based Payment."

During the two most recent fiscal years and through November 28, 2007, there were no disagreements between Deloitte & Touche and the Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

Except as described below, there were no reportable events under Item 304(a)(1)(v) of Regulation S-K that occurred during the fiscal years ended December 31, 2005 and December 30, 2006 and through November 28, 2007. The Audit Committee of the Board of Directors has discussed each of the material weaknesses described below with Deloitte & Touche, and the Company has authorized Deloitte & Touche to respond fully to the inquiries of a successor auditor concerning the subject matter below.

In connection with Deloitte & Touche's review of the interim financial statements for the quarter ended September 29, 2007, they advised the Company that they believed the following matters constituted material weaknesses. These material weaknesses were reported in Item 4T of the Company's Form 10-Q for that fiscal quarter.

  Material weakness related to the control environment - The Company did not maintain a control environment that fully emphasized the establishment of, adherence to, or adequate communication regarding appropriate internal control for all aspects of its operations.  Specifically, the Company did not have adequate controls for the purposes of establishing, maintaining and communicating its control environment due to the insufficient number of personnel and lack of appropriate depth of knowledge, experience and training in the application of accounting principles generally accepted in the United States of America ("US GAAP") in its accounting and finance function.

  Material weakness related to preparation of account analysis, account summaries and account reconciliations - In certain cases, inaccurate or incomplete account analyses, account summaries and account reconciliations were prepared during the quarter-end financial closing and reporting process in the areas of inventory, fixed assets and income taxes. As a result, material adjustments were necessary in order to present the Company's condensed consolidated financial statements for the thirty-nine weeks ended September 29, 2007 in accordance with US GAAP.

In connection with Deloitte & Touche's review of the interim financial statements for the quarter ended April 1, 2006, they advised the Company that they believed the following matter constituted a material weakness. This material weakness was reported in Item 4 of the Company's Form 10-Q for that fiscal quarter.

  Material weakness related to the control environment - In the course of evaluating the design and operating effectiveness of the Company's disclosure controls and procedures for the thirteen weeks ended April 1, 2006, management identified the following deficiencies that increased the likelihood of potential material errors in the Company's financial reporting: (i) an insufficient number of accounting and finance personnel with the appropriate depth of experience, and (ii) a need for a more formalized process to identify, analyze and record significant financial information and transactions in conformity with current accounting literature.

The Company provided Deloitte & Touche with a copy of this Current Report on Form 8-K and requested that they furnish a letter addressed to the United States Securities and Exchange Commission stating whether it agreed with the above statements made by the Company. A copy of such letter, dated December 3, 2007, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.

(b) The Audit Committee of the Board of Directors has identified an independent registered public accounting firm that it plans to engage to conduct the audit of the Company's financial statements for the fiscal year ending December 29, 2007, subject to such firm's completion of its internal approval processes and acceptance of the appointment. Such appointment is not yet effective.

Item 9.01.    Exhibits.
Exhibit	Description
16.1	Letter from Deloitte & Touche LLP dated December 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 3, 2007

Shoe Pavilion, Inc.

By: /s/ MICHAEL P. MCHUGH

Michael P. McHugh
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
16.1	Letter from Deloitte & Touche LLP dated December 3, 2007. Also provided in PDF format as a courtesy.